Exhibit (17)(b)(ii)

Eaton Vance

Multi-Cap Growth Fund

Annual Report

August 31, 2013

Commodity Futures Trading Commission Registration. Effective December 31, 2012, the Commodity Futures Trading Commission (“CFTC”) adopted certain regulatory changes that subject registered investment companies and advisers to regulation by the CFTC if a fund invests more than a prescribed level of its assets in certain CFTC-regulated instruments (including futures, certain options and swap agreements) or markets itself as providing investment exposure to such instruments. The Fund has claimed an exclusion from the definition of the term “commodity pool operator” under the Commodity Exchange Act and is not subject to the CFTC regulation. Because of its management of other strategies, the Fund’s adviser is registered with the CFTC as a commodity pool operator.

Fund shares are not insured by the FDIC and are not deposits or other obligations of, or guaranteed by, any depository institution. Shares are subject to investment risks, including possible loss of principal invested.

This report must be preceded or accompanied by a current summary prospectus or prospectus. Before investing, investors should consider carefully the investment objective, risks, and charges and expenses of a mutual fund. This and other important information is contained in the summary prospectus and prospectus, which can be obtained from a financial advisor. Prospective investors should read the prospectus carefully before investing. For further information, please call 1-800-262-1122.

Annual Report August 31, 2013

Eaton Vance

Multi-Cap Growth Fund

Table of Contents

Management’s Discussion of Fund Performance	2

Performance	3

Fund Profile	4

Endnotes and Additional Disclosures	5

Fund Expenses	6

Financial Statements	7

Report of Independent Registered Public Accounting Firm	24

Federal Tax Information	25

Board of Trustees’ Contract Approval	26

Management and Organization	29

Important Notices	31

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Management’s Discussion of Fund Performance1

Economic and Market Conditions

As the 12-month period started in September 2012, U.S. stocks were in the midst of a summer-long rally that continued into early October 2012, despite weak employment, growth and consumer spending reports. Investors anticipated that worsening economic news would prompt the U.S. Federal Reserve (the Fed) to initiate additional rounds of asset purchases, known collectively as “quantitative easing,” to stimulate the economy — which it did in September 2012 and December 2012.

From early October 2012 through late December 2012, U.S. stocks gave back some of their gains, as investors worried about a federal budget impasse that left the United States rushing toward a self-imposed, so-called, “fiscal cliff.” However, in the final days of 2012, a deal to avert the cliff sparked an equity rally that continued into May 2013. This time, the rally was driven largely by strengthening U.S. economic data, as employment slowly improved and the housing market appeared to have finally turned the corner after its 2008 collapse.

In late May 2013, however, Fed Chairman Ben Bernanke surprised the markets by indicating that the Fed’s $85 billion in monthly asset purchases could begin to taper off sooner than most investors had expected. The negative effect on the markets was swift and dramatic. Bond investors rushed to sell assets in anticipation of rising rates. The prospect of an end to the Fed’s economic stimulus weighed on equities as well.

By late June 2013, U.S. equities resumed their upward trajectory. The S&P 500 Index2, a broad measure of the U.S. stock market, closed at an all-time high on August 2, 2013. Factors contributing to the rally included some backtracking by the Fed on its earlier statements, ongoing improvements in housing and other U.S. economic data, a strengthening U.S. dollar and news from Europe that the eurozone had officially come out of recession. In addition, rising U.S. interest rates, combined with economic problems in Brazil and India, helped instigate a capital flight out of emerging markets and into the United States, providing another boost to U.S. markets.

The final weeks of the period proved challenging for stocks globally, as investors worried about the growing possibility that a U.S. strike on Syria could spark geopolitical turmoil and a run-up in oil prices. The Fund’s primary benchmark, the Russell 3000 Growth Index (the Index), a measure of U.S. growth stocks, returned 17.29% for the full 12-month period, underperforming the broader U.S. stock market as represented by the Russell 3000 Index, which returned 20.32%.

Fund Performance

For the 12-month period ended August 31, 2013, Eaton Vance Multi-Cap Growth Fund (the Fund) had a total return of 13.99% for Class A shares at net asset value (NAV), underperforming the Index, which returned 17.29% for the same period.

Stock selection was the main driver of the Fund’s underperformance versus the Index, particularly in the information technology (IT), energy and materials sectors. In a period when the market, as measured by the Index, was up sharply, the Fund’s cash position also hurt relative performance versus the Index.

Stock selection in the IT sector was the largest relative detractor from Fund performance versus the Index. Fund holdings in the semiconductors & semiconductor equipment, Internet software & services, and IT services industries were particularly detrimental to relative performance versus the Index. Elsewhere in the sector, however, stock selection and an underweight position in the software industry aided relative Fund performance versus the Index.

In the energy sector, stock selection in oil, gas & consumable fuels and in energy equipment & services hampered the Fund’s performance versus the Index. Stock selection in the chemicals industry was the largest detractor from Fund performance versus the Index in the materials sector.

By contrast, stock selection in the industrials sector, as well as stock selection and an underweight in the consumer staples sector, helped lift the Fund’s performance versus the Index. Within industrials, contributors to Fund performance versus the Index included stock selection and overweights in both road & rail companies and trading companies & distributors. Stock selection in commercial services & supplies boosted relative Fund performance versus the Index in the industrials sector as well. In consumer staples, the most significant contributor to Fund performance versus the Index was an underweight in the tobacco industry.

For the 12-month period as a whole, the Fund was overweight smaller-cap issues relative to the Index. This also helped relative Fund performance versus the Index because small-cap growth stocks (as represented by the Russell 2000 Growth Index) returned 28.14% for the period, generally outperforming large-cap growth stocks (as represented by the Russell 1000 Growth Index), which returned 16.43%.

See Endnotes and Additional Disclosures in this report.

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value (NAV) or offering price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance less than one year is cumulative. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than quoted. Returns are before taxes unless otherwise noted. For performance as of the most recent month end, please refer to www.eatonvance.com.

2

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Performance2,3

Portfolio Managers Kwang Kim, Gerald I. Moore, CFA and G. R. Nelson

% Average Annual Total Returns	Class Inception Date	Performance Inception Date	One Year	Five Years	Ten Years
Class A at NAV	08/01/1952	08/01/1952	13.99%	1.29%	6.64%
Class A with 5.75% Maximum Sales Charge	—	—	7.41	0.11	6.02
Class B at NAV	09/13/1994	08/01/1952	13.04	0.52	5.86
Class B with 5% Maximum Sales Charge	—	—	8.04	0.13	5.86
Class C at NAV	11/07/1994	08/01/1952	13.06	0.53	5.85
Class C with 1% Maximum Sales Charge	—	—	12.06	0.53	5.85
Class I at NAV	07/18/2012	08/01/1952	14.20	1.36	6.67
Russell 3000 Growth Index	—	—	17.29%	8.44%	7.36%
S&P 500 Index	—	—	18.70	7.31	7.11

% Total Annual Operating Expense Ratios[4]		Class A	Class B	Class C	Class I
		1.32%	2.07%	2.07%	1.06%

Growth of $10,000

This graph shows the change in value of a hypothetical investment of $10,000 in Class A of the Fund for the period indicated. For comparison, the same investment is shown in the indicated index.

Growth of Investment	Amount Invested	Period Beginning	At NAV	With Maximum Sales Charge
Class B	$10,000	08/31/2003	$17,686	N.A.
Class C	$10,000	08/31/2003	$17,660	N.A.
Class I	$250,000	08/31/2003	$477,227	N.A.

See Endnotes and Additional Disclosures in this report.

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value (NAV) or offering price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance less than one year is cumulative. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than quoted. Returns are before taxes unless otherwise noted. For performance as of the most recent month end, please refer to www.eatonvance.com.

3

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Fund Profile

Sector Allocation (% of net assets)5

Top 10 Holdings (% of net assets)5

Apple, Inc.	4.6%
Google, Inc., Class A	4.2
Gilead Sciences, Inc.	2.3
Amazon.com, Inc.	2.2
EMC Corp.	2.1
Visa, Inc., Class A	2.0
Monsanto Co.	2.0
priceline.com, Inc.	1.8
Polaris Industries, Inc.	1.8
Tractor Supply Co.	1.8

Total	24.8%

See Endnotes and Additional Disclosures in this report.

4

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Endnotes and Additional Disclosures

[1]

The views expressed in this report are those of the portfolio manager(s) and are current only through the date stated at the top of this page. These views are subject to change at any time based upon market or other conditions, and Eaton Vance and the Fund(s) disclaim any responsibility to update such views. These views may not be relied upon as investment advice and, because investment decisions are based on many factors, may not be relied upon as an indication of trading intent on behalf of any Eaton Vance fund. This commentary may contain statements that are not historical facts, referred to as “forward looking statements”. The Fund’s actual future results may differ significantly from those stated in any forward looking statement, depending on factors such as changes in securities or financial markets or general economic conditions, the volume of sales and purchases of Fund shares, the continuation of investment advisory, administrative and service contracts, and other risks discussed from time to time in the Fund’s filings with the Securities and Exchange Commission.

[2]

S&P 500 Index is an unmanaged index of large-cap stocks commonly used as a measure of U.S. stock market performance. Russell 3000 Growth Index is an unmanaged index of the broad growth segment of the U.S. equity universe. Russell 3000 Index is an unmanaged index of the 3,000 largest U.S. stocks. Russell 2000 Growth Index is an unmanaged index of U.S. small-cap growth stocks. Russell 1000 Growth Index is an unmanaged index of U.S. large-cap growth stocks. Unless otherwise stated, index returns do not reflect the effect of any applicable sales charges, commissions, expenses, taxes or leverage, as applicable. It is not possible to invest directly in an index.

[3]

Total Returns at NAV do not include applicable sales charges. If sales charges were deducted, the returns would be lower. Total Returns shown with maximum sales charge reflect the stated maximum sales charge. Unless otherwise stated, performance does not reflect the deduction of taxes on Fund distributions or redemptions of Fund shares.

Performance prior to the inception date of a class may be linked to the performance of an older class of the Fund. This linked performance is adjusted for any applicable sales charge, but is not adjusted for class expense differences. If adjusted for such differences, the performance would be different. Performance presented in the financial highlights included in the financial statements is not linked. In the performance table, the performance of Class I is linked to Class A. Performance since inception for an index, if presented, is the performance since the Fund’s or oldest share class’ inception, as applicable.

[4]	Source: Fund prospectus.

[5]	Depictions do not reflect the Fund’s option positions. Excludes cash and cash equivalents.

Fund profile subject to change due to active management.

5

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Fund Expenses

Example:  As a Fund shareholder, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases and redemption fees (if applicable); and (2) ongoing costs, including management fees; distribution and/or service fees; and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of Fund investing and to compare these costs with the ongoing costs of investing in other mutual funds. The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period (March 1, 2013 – August 31, 2013).

Actual Expenses:  The first section of the table below provides information about actual account values and actual expenses. You may use the information in this section, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first section under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes:  The second section of the table below provides information about hypothetical account values and hypothetical expenses based on the actual Fund expense ratio and an assumed rate of return of 5% per year (before expenses), which is not the actual Fund return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) or redemption fees (if applicable). Therefore, the second section of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would be higher.

	Beginning Account Value (3/1/13)	Ending Account Value (8/31/13)	Expenses Paid During Period* (3/1/13 – 8/31/13)	Annualized Expense Ratio

Actual
Class A	$1,000.00	$1,098.00	$6.45	1.22%
Class B	$1,000.00	$1,093.50	$10.40	1.97%
Class C	$1,000.00	$1,093.60	$10.40	1.97%
Class I	$1,000.00	$1,098.90	$5.13	0.97%

Hypothetical
(5% return per year before expenses)
Class A	$1,000.00	$1,019.10	$6.21	1.22%
Class B	$1,000.00	$1,015.30	$10.01	1.97%
Class C	$1,000.00	$1,015.30	$10.01	1.97%
Class I	$1,000.00	$1,020.30	$4.94	0.97%

*

Expenses are equal to the Fund’s annualized expense ratio for the indicated Class, multiplied by the average account value over the period, multiplied by 184/365 (to reflect the one-half year period). The Example assumes that the $1,000 was invested at the net asset value per share determined at the close of business on February 28, 2013.

6

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Portfolio of Investments

Common Stocks — 99.1%(1)

Security	Shares	Value

Aerospace & Defense — 1.6%
Precision Castparts Corp.	10,900	$2,302,516

		$2,302,516

Airlines — 1.0%
Copa Holdings SA, Class A	10,900	$1,425,502

		$1,425,502

Automobiles — 0.5%
Tesla Motors, Inc.(2)(3)	4,300	$726,700

		$726,700

Beverages — 2.4%
Anheuser-Busch InBev NV ADR	18,900	$1,764,315
Beam, Inc.	27,400	1,716,610

		$3,480,925

Biotechnology — 5.6%
Biogen Idec, Inc.(2)	9,100	$1,938,482
Celgene Corp.(2)	12,600	1,763,748
Gilead Sciences, Inc.(2)	55,700	3,357,039
Vertex Pharmaceuticals, Inc.(2)	15,500	1,164,825

		$8,224,094

Building Products — 1.5%
Fortune Brands Home & Security, Inc.	60,000	$2,210,400

		$2,210,400

Capital Markets — 2.1%
Affiliated Managers Group, Inc.(2)	8,500	$1,481,720
Charles Schwab Corp. (The)	78,100	1,630,728

		$3,112,448

Chemicals — 4.9%
Celanese Corp., Series A	24,850	$1,223,614
Cytec Industries, Inc.	17,600	1,316,128
Monsanto Co.	30,100	2,946,489
Praxair, Inc.	14,800	1,737,520

		$7,223,751

Security	Shares	Value

Commercial Banks — 1.5%
First Republic Bank	31,900	$1,412,532
Regions Financial Corp.	92,400	868,560

		$2,281,092

Commercial Services & Supplies — 1.5%
Waste Connections, Inc.	51,799	$2,194,206

		$2,194,206

Communications Equipment — 1.3%
Riverbed Technology, Inc.(2)	127,500	$1,968,600

		$1,968,600

Computers & Peripherals — 6.7%
Apple, Inc.	14,100	$6,867,405
EMC Corp.	120,600	3,109,068

		$9,976,473

Diversified Financial Services — 1.7%
Citigroup, Inc.	52,500	$2,537,325

		$2,537,325

Electrical Equipment — 1.5%
AMETEK, Inc.	51,200	$2,197,504

		$2,197,504

Electronic Equipment, Instruments & Components — 1.2%
InvenSense, Inc.(2)(3)	98,000	$1,751,260

		$1,751,260

Energy Equipment & Services — 1.9%
Frank’s International NV(2)	38,200	$1,058,522
Schlumberger, Ltd.	22,200	1,796,868

		$2,855,390

Food & Staples Retailing — 1.2%
Whole Foods Market, Inc.	34,600	$1,825,150

		$1,825,150

Food Products — 2.8%
Hershey Co. (The)	22,000	$2,022,900
Mondelez International, Inc., Class A	68,200	2,091,694

		$4,114,594

7	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Portfolio of Investments — continued

Security	Shares	Value

Health Care Equipment & Supplies — 3.3%
Analogic Corp.	15,700	$1,171,848
Globus Medical, Inc., Class A(2)(3)	83,100	1,464,222
Stryker Corp.	33,900	2,267,571

		$4,903,641

Health Care Providers & Services — 2.0%
Brookdale Senior Living, Inc.(2)	66,800	$1,671,336
MEDNAX, Inc.(2)	13,900	1,353,443

		$3,024,779

Household Products — 0.8%
Colgate-Palmolive Co.	21,000	$1,213,170

		$1,213,170

Internet & Catalog Retail — 5.9%
Amazon.com, Inc.(2)	11,500	$3,231,270
Netflix, Inc.(2)	6,600	1,873,806
priceline.com, Inc.(2)	2,900	2,721,737
Shutterfly, Inc.(2)	17,400	904,104

		$8,730,917

Internet Software & Services — 7.9%
eBay, Inc.(2)	51,900	$2,594,481
Facebook, Inc., Class A(2)	21,300	879,264
Google, Inc., Class A(2)	7,400	6,267,060
Pandora Media, Inc.(2)(3)	48,700	897,054
Rackspace Hosting, Inc.(2)	22,500	1,008,450

		$11,646,309

IT Services — 3.8%
Accenture PLC, Class A	29,200	$2,109,700
Teradata Corp.(2)	9,000	527,040
Visa, Inc., Class A	16,900	2,947,698

		$5,584,438

Leisure Equipment & Products — 1.8%
Polaris Industries, Inc.	24,398	$2,664,506

		$2,664,506

Machinery — 0.9%
Colfax Corp.(2)	24,300	$1,265,787

		$1,265,787

Security	Shares	Value

Media — 2.9%
Lions Gate Entertainment Corp.(2)(3)	36,800	$1,288,368
ReachLocal, Inc.(2)	36,730	403,295
Walt Disney Co. (The)	42,300	2,573,109

		$4,264,772

Multiline Retail — 1.2%
Dollar General Corp.(2)	33,274	$1,795,798

		$1,795,798

Oil, Gas & Consumable Fuels — 4.3%
Concho Resources, Inc.(2)	16,700	$1,611,717
EOG Resources, Inc.	13,000	2,041,650
Occidental Petroleum Corp.	16,300	1,437,823
Range Resources Corp.	17,900	1,342,142

		$6,433,332

Pharmaceuticals — 2.4%
Perrigo Co.	15,600	$1,896,180
Roche Holding AG ADR	26,400	1,643,664

		$3,539,844

Road & Rail — 2.2%
J.B. Hunt Transport Services, Inc.	21,200	$1,526,400
Kansas City Southern	16,446	1,733,737

		$3,260,137

Semiconductors & Semiconductor Equipment — 3.7%
Avago Technologies, Ltd.	45,500	$1,752,205
Cypress Semiconductor Corp.(2)(3)	167,300	1,893,836
Monolithic Power Systems, Inc.	61,500	1,883,130

		$5,529,171

Software — 4.6%
Adobe Systems, Inc.(2)	25,604	$1,171,383
Citrix Systems, Inc.(2)	11,600	820,932
Infoblox, Inc.(2)	49,665	1,733,309
salesforce.com, inc.(2)	43,600	2,142,068
VMware, Inc., Class A(2)	12,000	1,009,800

		$6,877,492

Specialty Retail — 7.2%
DSW, Inc., Class A	25,600	$2,203,904
Home Depot, Inc. (The)	26,607	1,981,955

8	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Portfolio of Investments — continued

Security	Shares	Value

Specialty Retail (continued)
Lumber Liquidators Holdings, Inc.(2)(3)	13,900	$1,381,938
Ross Stores, Inc.	37,500	2,522,250
Tractor Supply Co.	21,400	2,618,718

		$10,708,765

Textiles, Apparel & Luxury Goods — 0.9%
VF Corp.	7,000	$1,310,470

		$1,310,470

Trading Companies & Distributors — 2.4%
United Rentals, Inc.(2)(3)	23,400	$1,281,618
W.W. Grainger, Inc.	9,300	2,300,355

		$3,581,973

Total Common Stocks (identified cost $116,424,028)		$146,743,231

Short-Term Investments — 5.5%

Description	Interest (000’s omitted)	Value

Eaton Vance Cash Collateral Fund, LLC, 0.04%(4)(5)	$7,481	$7,480,627
Eaton Vance Cash Reserves Fund, LLC, 0.10%(5)	742	742,350

Total Short-Term Investments (identified cost $8,222,977)		$8,222,977

Total Investments — 104.6% (identified cost $124,647,005)		$154,966,208

Covered Call Options Written — (0.1)%

Security	Number of Contracts	Strike Price	Expiration Date	Value

Accenture PLC, Class A	146	$75.00	9/21/13	$(4,380)
Amazon.com, Inc.	12	295.00	9/21/13	(2,160)
Apple, Inc.	14	520.00	9/21/13	(5,635)
Celanese Corp., Series A	25	55.00	9/21/13	(250)
Charles Schwab Corp. (The)	78	22.00	9/21/13	(1,170)
Citigroup, Inc.	53	52.50	9/21/13	(715)
eBay, Inc.	52	52.50	9/21/13	(2,132)
EOG Resources, Inc.	13	160.00	9/21/13	(3,491)
Fortune Brands Home & Security, Inc.	60	40.00	9/21/13	(1,800)
Google, Inc., Class A	7	900.00	9/21/13	(1,645)
Infoblox, Inc.	99	35.00	9/21/13	(25,245)
InvenSense, Inc.	98	17.50	9/21/13	(8,820)

Security	Number of Contracts	Strike Price	Expiration Date	Value

MEDNAX, Inc.	14	$100.00	9/21/13	$(1,225)
Netflix, Inc.	7	285.00	9/21/13	(6,895)
Polaris Industries, Inc.	24	115.00	9/21/13	(1,440)
priceline.com, Inc.	3	950.00	9/21/13	(4,665)
ReachLocal, Inc.	256	12.50	9/21/13	(3,200)
Shutterfly, Inc.	87	55.00	9/21/13	(5,873)
Stryker Corp.	34	70.00	9/21/13	(1,020)
Tesla Motors, Inc.	4	155.00	9/21/13	(7,190)
Tractor Supply Co.	21	125.00	9/21/13	(3,307)
United Rentals, Inc.	23	60.00	9/21/13	(805)
Visa, Inc., Class A	34	180.00	9/21/13	(5,695)

Total Covered Call Options Written (premiums received $115,487)				$(98,758)

Other Assets, Less Liabilities — (4.5)%				$(6,736,956)

Net Assets — 100.0%				$148,130,494

The percentage shown for each investment category in the Portfolio of Investments is based on net assets.

ADR	–	American Depositary Receipt

(1)	All or a portion of each applicable common stock for which a written call option is outstanding at August 31, 2013 has been pledged as collateral for such written option.

(2)	Non-income producing security.

(3)	All or a portion of this security was on loan at August 31, 2013.

(4)

The amount invested in Eaton Vance Cash Collateral Fund, LLC represents cash collateral received for securities on loan at August 31, 2013. Other Assets, Less Liabilities includes an equal and offsetting liability of the Fund to repay collateral amounts upon the return of loaned securities.

(5)

Affiliated investment company, available to Eaton Vance portfolios and funds, which invests in high quality, U.S. dollar denominated money market instruments. The rate shown is the annualized seven-day yield as of August 31, 2013.

9	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Statement of Assets and Liabilities

Assets	August 31, 2013
Unaffiliated investments, at value including $7,250,094 of securities on loan (identified cost, $116,424,028)	$146,743,231
Affiliated investments, at value (identified cost, $8,222,977)	8,222,977
Foreign currency, at value (identified cost, $6,320)	5,985
Dividends receivable	84,111
Interest receivable from affiliated investment	134
Receivable for investments sold	925,599
Receivable for Fund shares sold	24,272
Securities lending income receivable	1,460
Tax reclaims receivable	70,011
Other assets	30,310
Total assets	$156,108,090

Liabilities
Collateral for securities loaned	$7,480,627
Written options outstanding, at value (premiums received, $115,487)	98,758
Payable for closed written options	2,449
Payable for Fund shares redeemed	156,016
Payable to affiliates:
Investment adviser fee	78,699
Distribution and service fees	43,072
Accrued expenses	117,975
Total liabilities	$7,977,596
Net Assets	$148,130,494

Sources of Net Assets
Paid-in capital	$181,180,078
Accumulated net realized loss	(62,936,540)
Accumulated net investment loss	(461,984)
Net unrealized appreciation	30,348,940
Total	$148,130,494

Class A Shares
Net Assets	$107,262,803
Shares Outstanding	10,881,477
Net Asset Value and Redemption Price Per Share
(net assets ÷ shares of beneficial interest outstanding)	$9.86
Maximum Offering Price Per Share
(100 ÷ 94.25 of net asset value per share)	$10.46

Class B Shares
Net Assets	$5,899,791
Shares Outstanding	630,150
Net Asset Value and Offering Price Per Share*
(net assets ÷ shares of beneficial interest outstanding)	$9.36

Class C Shares
Net Assets	$16,939,505
Shares Outstanding	1,811,959
Net Asset Value and Offering Price Per Share*
(net assets ÷ shares of beneficial interest outstanding)	$9.35

Class I Shares
Net Assets	$18,028,395
Shares Outstanding	1,823,794
Net Asset Value, Offering Price and Redemption Price Per Share
(net assets ÷ shares of beneficial interest outstanding)	$9.89

On sales of $50,000 or more, the offering price of Class A shares is reduced.

*	Redemption price per share is equal to the net asset value less any applicable contingent deferred sales charge.

10	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Statement of Operations

Investment Income	Year Ended August 31, 2013
Dividends (net of foreign taxes, $19,917)	$1,352,292
Securities lending income, net	76,874
Interest allocated from affiliated investment	3,982
Expenses allocated from affiliated investment	(441)
Total investment income	$1,432,707

Expenses
Investment adviser fee	$911,585
Distribution and service fees
Class A	274,722
Class B	60,243
Class C	171,133
Trustees’ fees and expenses	6,059
Custodian fee	81,989
Transfer and dividend disbursing agent fees	261,780
Legal and accounting services	55,568
Printing and postage	34,435
Registration fees	62,373
Miscellaneous	18,185
Total expenses	$1,938,072
Deduct —
Reduction of custodian fee	$17
Total expense reductions	$17

Net expenses	$1,938,055

Net investment loss	$(505,348)

Realized and Unrealized Gain (Loss)
Net realized gain (loss) —
Investment transactions	$13,163,733
Investment transactions allocated from affiliated investments	508
Written options	403,898
Foreign currency transactions	402
Net realized gain	$13,568,541
Change in unrealized appreciation (depreciation) —
Investments	$5,636,629
Written options	36,400
Foreign currency	1,243
Net change in unrealized appreciation (depreciation)	$5,674,272

Net realized and unrealized gain	$19,242,813

Net increase in net assets from operations	$18,737,465

11	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Statements of Changes in Net Assets

	Year Ended August 31,
Increase (Decrease) in Net Assets	2013	2012
From operations —
Net investment loss	$(505,348)	$(912,727)
Net realized gain from investment transactions, capital gain distributions received, written options and foreign currency transactions	13,568,541	9,018,412
Net change in unrealized appreciation (depreciation) from investments, written options and foreign currency	5,674,272	12,077,621
Net increase in net assets from operations	$18,737,465	$20,183,306
Transactions in shares of beneficial interest —
Proceeds from sale of shares
Class A	$5,346,043	$5,376,533
Class B	407,191	722,482
Class C	2,078,811	1,032,123
Class I	14,084,383	3,376,627
Cost of shares redeemed
Class A	(32,718,988)	(26,120,084)
Class B	(1,515,892)	(2,175,473)
Class C	(5,505,829)	(5,098,161)
Class I	(1,939,859)	(48,203)
Net asset value of shares exchanged
Class A	499,033	1,153,451
Class B	(499,033)	(1,153,451)
Net decrease in net assets from Fund share transactions	$(19,764,140)	$(22,934,156)

Net decrease in net assets	$(1,026,675)	$(2,750,850)

Net Assets
At beginning of year	$149,157,169	$151,908,019
At end of year	$148,130,494	$149,157,169

Accumulated net investment loss included in net assets
At end of year	$(461,984)	$(672,411)

12	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Financial Highlights

	Class A
	Year Ended August 31,
	2013	2012		2011		2010		2009
Net asset value — Beginning of year	$8.650	$7.540		$6.340		$6.510		$9.550

Income (Loss) From Operations
Net investment loss(1)	$(0.022)	$(0.038)		$(0.025	)(2)	$(0.019)		$(0.005)
Net realized and unrealized gain (loss)	1.232	1.148		1.225		(0.051)		(2.953)

Total income (loss) from operations	$1.210	$1.110		$1.200		$(0.070)		$(2.958)

Less Distributions
From net investment income	$—	$—		$—		$(0.100)		$(0.008)
From net realized gain	—	—		—		—		(0.074)

Total distributions	$—	$—		$—		$(0.100)		$(0.082)

Net asset value — End of year	$9.860	$8.650		$7.540		$6.340		$6.510

Total Return(3)	13.99%	14.72%		18.93%		(1.24)%		(30.57)%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$107,263	$120,539		$123,541		$103,441		$163,479
Ratios (as a percentage of average daily net assets):
Expenses(4)	1.23%	1.31	%(5)(6)	1.24	%(5)	1.27	%(5)	1.42	%(5)
Net investment loss	(0.25)%	(0.48)%		(0.32	)%(2)	(0.28)%		(0.10)%
Portfolio Turnover of the Portfolio(7)	—	74	%(8)	168	%(9)	211%		274%
Portfolio Turnover of the Fund	73%	11	%(8)(10)	—		—		—

(1)	Computed using average shares outstanding.

(2)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.007 per share. Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (0.41)%.

(3)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.

(4)	Excludes the effect of custody fee credits, if any, of less than 0.005%.

(5)	Includes the Fund’s share of the Portfolio’s allocated expenses for the period while the Fund was investing in the Portfolio.

(6)

The administrator of the Fund subsidized certain operating expenses (equal to 0.01% of average daily net assets for the year ended August 31, 2012). Absent this subsidy, total return would have been lower.

(7)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was investing in the Portfolio.

(8)	Not annualized.

(9)	Excluding the value of portfolio securities contributed as a result of an in-kind transaction, the portfolio turnover would have been 145% for the year ended August 31, 2011.

(10)	For the period from July 26, 2012 through August 31, 2012 when the Fund was making investments directly in securities.

References to Portfolio herein are to Multi-Cap Growth Portfolio, a Massachusetts business trust having the same investment objective and policies as the Fund, in which the Fund invested all of its investable assets prior to July 26, 2012.

13	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Financial Highlights — continued

	Class B
	Year Ended August 31,
	2013	2012		2011		2010		2009
Net asset value — Beginning of year	$8.280	$7.280		$6.160		$6.330		$9.350

Income (Loss) From Operations
Net investment loss(1)	$(0.086)	$(0.096)		$(0.080	)(2)	$(0.068)		$(0.044)
Net realized and unrealized gain (loss)	1.166	1.096		1.200		(0.046)		(2.902)

Total income (loss) from operations	$1.080	$1.000		$1.120		$(0.114)		$(2.946)

Less Distributions
From net investment income	$—	$—		$—		$(0.056)		$—
From net realized gain	—	—		—		—		(0.074)

Total distributions	$—	$—		$—		$(0.056)		$(0.074)

Net asset value — End of year	$9.360	$8.280		$7.280		$6.160		$6.330

Total Return(3)	13.04%	13.89%		18.02%		(1.90)%		(31.15)%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$5,900	$6,792		$8,409		$6,413		$8,092
Ratios (as a percentage of average daily net assets):
Expenses(4)	1.98%	2.06	%(5)(6)	1.99	%(5)	2.02	%(5)	2.16	%(5)
Net investment loss	(1.00)%	(1.25)%		(1.06	)%(2)	(1.01)%		(0.82)%
Portfolio Turnover of the Portfolio(7)	—	74	%(8)	168	%(9)	211%		274%
Portfolio Turnover of the Fund	73%	11	%(8)(10)	—		—		—

(1)	Computed using average shares outstanding.

(2)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.007 per share. Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (1.15)%.

(3)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.

(4)	Excludes the effect of custody fee credits, if any, of less than 0.005%.

(5)	Includes the Fund’s share of the Portfolio’s allocated expenses for the period while the Fund was investing in the Portfolio.

(6)

The administrator of the Fund subsidized certain operating expenses (equal to 0.01% of average daily net assets for the year ended August 31, 2012). Absent this subsidy, total return would have been lower.

(7)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was investing in the Portfolio.

(8)	Not annualized.

(9)	Excluding the value of portfolio securities contributed as a result of an in-kind transaction, the portfolio turnover would have been 145% for the year ended August 31, 2011.

(10)	For the period from July 26, 2012 through August 31, 2012 when the Fund was making investments directly in securities.

References to Portfolio herein are to Multi-Cap Growth Portfolio, a Massachusetts business trust having the same investment objective and policies as the Fund, in which the Fund invested all of its investable assets prior to July 26, 2012.

14	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Financial Highlights — continued

	Class C
	Year Ended August 31,
	2013	2012		2011		2010		2009
Net asset value — Beginning of year	$8.270	$7.260		$6.150		$6.330		$9.340

Income (Loss) From Operations
Net investment loss(1)	$(0.086)	$(0.095)		$(0.081	)(2)	$(0.067)		$(0.046)
Net realized and unrealized gain (loss)	1.166	1.105		1.191		(0.055)		(2.890)

Total income (loss) from operations	$1.080	$1.010		$1.110		$(0.122)		$(2.936)

Less Distributions
From net investment income	$—	$—		$—		$(0.058)		$—
From net realized gain	—	—		—		—		(0.074)

Total distributions	$—	$—		$—		$(0.058)		$(0.074)

Net asset value — End of year	$9.350	$8.270		$7.260		$6.150		$6.330

Total Return(3)	13.06%	13.91%		18.05%		(2.03)%		(31.07)%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$16,940	$18,352		$19,958		$16,776		$21,742
Ratios (as a percentage of average daily net assets):
Expenses(4)	1.98%	2.06	%(5)(6)	1.99	%(5)	2.02	%(5)	2.17	%(5)
Net investment loss	(1.00)%	(1.24)%		(1.07	)%(2)	(1.01)%		(0.86)%
Portfolio Turnover of the Portfolio(7)	—	74	%(8)	168	%(9)	211%		274%
Portfolio Turnover of the Fund	73%	11	%(8)(10)	—		—		—

(1)	Computed using average shares outstanding.

(2)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.007 per share. Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (1.16)%.

(3)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.

(4)	Excludes the effect of custody fee credits, if any, of less than 0.005%.

(5)	Includes the Fund’s share of the Portfolio’s allocated expenses for the period while the Fund was investing in the Portfolio.

(6)

The administrator of the Fund subsidized certain operating expenses (equal to 0.01% of average daily net assets for the year ended August 31, 2012). Absent this subsidy, total return would have been lower.

(7)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was investing in the Portfolio.

(8)	Not annualized.

(9)	Excluding the value of portfolio securities contributed as a result of an in-kind transaction, the portfolio turnover would have been 145% for the year ended August 31, 2011.

(10)	For the period from July 26, 2012 through August 31, 2012 when the Fund was making investments directly in securities.

References to Portfolio herein are to Multi-Cap Growth Portfolio, a Massachusetts business trust having the same investment objective and policies as the Fund, in which the Fund invested all of its investable assets prior to July 26, 2012.

15	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Financial Highlights — continued

	Class I
	Year Ended August 31, 2013	Period Ended August 31, 2012(1)
Net asset value — Beginning of period	$8.660	$8.300

Income (Loss) From Operations
Net investment income (loss)(2)	$(0.003)	$0.002
Net realized and unrealized gain	1.233	0.358

Total income from operations	$1.230	$0.360

Net asset value — End of period	$9.890	$8.660

Total Return(3)	14.20%	4.34	%(4)

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$18,028	$3,474
Ratios (as a percentage of average daily net assets):
Expenses(5)	0.98%	1.06	%(6)(7)
Net investment income (loss)	(0.03)%	0.22	%(6)
Portfolio Turnover of the Portfolio(8)	—	74	%(4)
Portfolio Turnover of the Fund	73%	11	%(4)(9)

(1)	For the period from the commencement of operations, July 18, 2012, to August 31, 2012.

(2)	Computed using average shares outstanding.

(3)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested.

(4)	Not annualized.

(5)	Excludes the effect of custody fee credits, if any, of less than 0.005%.

(6)	Annualized.

(7)	Includes the Fund’s share of the Portfolio’s allocated expenses for the period while the Fund was investing in the Portfolio.

(8)	Portfolio turnover represents the rate of portfolio activity for the period since September 1, 2011 while the Fund was investing in the Portfolio.

(9)	For the period from July 26, 2012 through August 31, 2012 when the Fund was making investments directly in securities.

References to Portfolio herein are to Multi-Cap Growth Portfolio, a Massachusetts business trust having the same investment objective and policies as the Fund, in which the Fund invested all of its investable assets prior to July 26, 2012.

16	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Notes to Financial Statements

1  Significant Accounting Policies

Eaton Vance Multi-Cap Growth Fund (the Fund) is a diversified series of Eaton Vance Growth Trust (the Trust). The Trust is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the 1940 Act), as an open-end management investment company. The Fund’s investment objective is to achieve capital growth. The Fund offers four classes of shares. Class A shares are generally sold subject to a sales charge imposed at time of purchase. Class B and Class C shares are sold at net asset value and are generally subject to a contingent deferred sales charge (see Note 5). Class I shares are sold at net asset value and are not subject to a sales charge. Class B shares automatically convert to Class A shares eight years after their purchase as described in the Fund’s prospectus. Beginning January 1, 2012, Class B shares are only available for purchase upon exchange from another Eaton Vance fund or through reinvestment of distributions. Each class represents a pro-rata interest in the Fund, but votes separately on class-specific matters and (as noted below) is subject to different expenses. Realized and unrealized gains and losses and net investment income and losses, other than class-specific expenses, are allocated daily to each class of shares based on the relative net assets of each class to the total net assets of the Fund. Each class of shares differs in its distribution plan and certain other class-specific expenses.

The following is a summary of significant accounting policies of the Fund. The policies are in conformity with accounting principles generally accepted in the United States of America.

A  Investment Valuation — The following methodologies are used to determine the market value or fair value of investments.

Equity Securities. Equity securities (including common shares of closed-end investment companies) listed on a U.S. securities exchange generally are valued at the last sale or closing price on the day of valuation or, if no sales took place on such date, at the mean between the closing bid and asked prices therefore on the exchange where such securities are principally traded. Equity securities listed on the NASDAQ Global or Global Select Market generally are valued at the NASDAQ official closing price. Unlisted or listed securities for which closing sales prices or closing quotations are not available are valued at the mean between the latest available bid and asked prices.

Debt Obligations. Short-term obligations purchased with a remaining maturity of sixty days or less are generally valued at amortized cost, which approximates market value.

Derivatives. Exchange-traded options are valued at the mean between the bid and asked prices at valuation time as reported by the Options Price Reporting Authority for U.S. listed options or by the relevant exchange or board of trade for non-U.S. listed options. Over-the-counter options are valued by a third party pricing service using techniques that consider factors including the value of the underlying instrument, the volatility of the underlying instrument and the period of time until option expiration.

Foreign Securities and Currencies. Foreign securities and currencies are valued in U.S. dollars, based on foreign currency exchange rate quotations supplied by a third party pricing service. The pricing service uses a proprietary model to determine the exchange rate. Inputs to the model include reported trades and implied bid/ask spreads. The daily valuation of exchange-traded foreign securities generally is determined as of the close of trading on the principal exchange on which such securities trade. Events occurring after the close of trading on foreign exchanges may result in adjustments to the valuation of foreign securities to more accurately reflect their fair value as of the close of regular trading on the New York Stock Exchange. When valuing foreign equity securities that meet certain criteria, the Fund’s Trustees have approved the use of a fair value service that values such securities to reflect market trading that occurs after the close of the applicable foreign markets of comparable securities or other instruments that have a strong correlation to the fair-valued securities.

Affiliated Funds. The Fund may invest in Eaton Vance Cash Reserves Fund, LLC (Cash Reserves Fund) and Eaton Vance Cash Collateral Fund, LLC (Cash Collateral Fund), affiliated investment companies managed by Eaton Vance Management (EVM). The value of the Fund’s investment in Cash Reserves Fund and Cash Collateral Fund reflects the Fund’s proportionate interest in each of their net assets. Cash Reserves Fund and Cash Collateral Fund generally value their investment securities utilizing the amortized cost valuation technique in accordance with Rule 2a-7 under the 1940 Act. This technique involves initially valuing a portfolio security at its cost and thereafter assuming a constant amortization to maturity of any discount or premium. If amortized cost is determined not to approximate fair value, Cash Reserves Fund and Cash Collateral Fund may value their investment securities based on available market quotations provided by a third party pricing service.

Fair Valuation. Investments for which valuations or market quotations are not readily available or are deemed unreliable are valued at fair value using methods determined in good faith by or at the direction of the Trustees of the Fund in a manner that fairly reflects the security’s value, or the amount that the Fund might reasonably expect to receive for the security upon its current sale in the ordinary course. Each such determination is based on a consideration of relevant factors, which are likely to vary from one pricing context to another. These factors may include, but are not limited to, the type of security, the existence of any contractual restrictions on the security’s disposition, the price and extent of public trading in similar securities of the issuer or of comparable companies or entities, quotations or relevant information obtained from broker/dealers or other market participants, information obtained from the issuer, analysts, and/or the appropriate stock exchange (for exchange-traded securities), an analysis of the company’s or entity’s financial condition, and an evaluation of the forces that influence the issuer and the market(s) in which the security is purchased and sold.

B  Investment Transactions — Investment transactions for financial statement purposes are accounted for on a trade date basis. Realized gains and losses on investments sold are determined on the basis of identified cost.

17

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Notes to Financial Statements — continued

C  Income — Dividend income is recorded on the ex-dividend date for dividends received in cash and/or securities. However, if the ex-dividend date has passed, certain dividends from foreign securities are recorded as the Fund is informed of the ex-dividend date. Withholding taxes on foreign dividends and capital gains have been provided for in accordance with the Fund’s understanding of the applicable countries’ tax rules and rates. Interest income is recorded on the basis of interest accrued, adjusted for amortization of premium or accretion of discount.

D  Federal Taxes — The Fund’s policy is to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute to shareholders each year substantially all of its net investment income, and all or substantially all of its net realized capital gains. Accordingly, no provision for federal income or excise tax is necessary.

At August 31, 2013, the Fund, for federal income tax purposes, had a capital loss carryforward of $63,053,555 which will reduce its taxable income arising from future net realized gains on investment transactions, if any, to the extent permitted by the Internal Revenue Code, and thus will reduce the amount of distributions to shareholders, which would otherwise be necessary to relieve the Fund of any liability for federal income or excise tax. Such capital loss carryforward will expire on August 31, 2016 ($8,247,849), August 31, 2017 ($34,940,237) and August 31, 2018 ($19,865,469). A capital loss carryforward of $14,789,686 included in the amounts above is available to the Fund as a result of a reorganization on November 5, 2010. Utilization of this capital loss carryforward may be limited in accordance with certain income tax regulations. In addition, such capital loss carryforward cannot be utilized prior to the utilization of new capital losses, if any, created after August 31, 2013.

During the year ended August 31, 2013, a capital loss carryforward of $13,584,787 was utilized to offset net realized gains by the Fund.

Additionally, at August 31, 2013, the Fund had a late year ordinary loss of $461,984 which it has elected to defer to the following taxable year pursuant to income tax regulations. Late year ordinary losses represent certain specified losses realized in that portion of a taxable year after October 31 that are treated as ordinary for tax purposes plus ordinary losses attributable to that portion of a taxable year after December 31.

As of August 31, 2013, the Fund had no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. The Fund files a U.S. federal income tax return annually after its fiscal year-end, which is subject to examination by the Internal Revenue Service for a period of three years from the date of filing.

E  Expenses — The majority of expenses of the Trust are directly identifiable to an individual fund. Expenses which are not readily identifiable to a specific fund are allocated taking into consideration, among other things, the nature and type of expense and the relative size of the funds.

F  Expense Reduction — State Street Bank and Trust Company (SSBT) serves as custodian of the Fund. Pursuant to the custodian agreement, SSBT receives a fee reduced by credits, which are determined based on the average daily cash balance the Fund maintains with SSBT. All credit balances, if any, used to reduce the Fund’s custodian fees are reported as a reduction of expenses in the Statement of Operations.

G  Foreign Currency Translation — Investment valuations, other assets, and liabilities initially expressed in foreign currencies are translated each business day into U.S. dollars based upon current exchange rates. Purchases and sales of foreign investment securities and income and expenses denominated in foreign currencies are translated into U.S. dollars based upon currency exchange rates in effect on the respective dates of such transactions. Recognized gains or losses on investment transactions attributable to changes in foreign currency exchange rates are recorded for financial statement purposes as net realized gains and losses on investments. That portion of unrealized gains and losses on investments that results from fluctuations in foreign currency exchange rates is not separately disclosed.

H  Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

I  Indemnifications — Under the Trust’s organizational documents, its officers and Trustees may be indemnified against certain liabilities and expenses arising out of the performance of their duties to the Fund. Under Massachusetts law, if certain conditions prevail, shareholders of a Massachusetts business trust (such as the Trust) could be deemed to have personal liability for the obligations of the Trust. However, the Trust’s Declaration of Trust contains an express disclaimer of liability on the part of Fund shareholders and the By-laws provide that the Trust shall assume the defense on behalf of any Fund shareholders. Moreover, the By-laws also provide for indemnification out of Fund property of any shareholder held personally liable solely by reason of being or having been a shareholder for all loss or expense arising from such liability. Additionally, in the normal course of business, the Fund enters into agreements with service providers that may contain indemnification clauses. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred.

J  Written Options — Upon the writing of a call or a put option, the premium received by the Fund is included in the Statement of Assets and Liabilities as a liability. The amount of the liability is subsequently marked-to-market to reflect the current market value of the option written, in accordance with the Fund’s policies on investment valuations discussed above. Premiums received from writing options which expire are treated as realized gains. Premiums received from writing options which are exercised or are closed are added to or offset against the proceeds or amount paid on the transaction to determine the realized gain or loss. When an index option is exercised, the Fund is required to deliver an amount of cash determined by the excess of the strike price of the option over the value of the index (in the case of a put) or the excess of the value of the index over the strike price of the option (in the case of a call) at contract termination. If a put option on a security is exercised, the premium reduces the cost basis of the securities purchased by the Fund. The Fund,

18

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Notes to Financial Statements — continued

as a writer of an option, may have no control over whether the underlying securities or other assets may be sold (call) or purchased (put) and, as a result, bears the market risk of an unfavorable change in the price of the securities or other assets underlying the written option. The Fund may also bear the risk of not being able to enter into a closing transaction if a liquid secondary market does not exist.

K  Purchased Options — Upon the purchase of a call or put option, the premium paid by the Fund is included in the Statement of Assets and Liabilities as an investment. The amount of the investment is subsequently marked-to-market to reflect the current market value of the option purchased, in accordance with the Fund’s policies on investment valuations discussed above. As the purchaser of an index option, the Fund has the right to receive a cash payment equal to any depreciation in the value of the index below the strike price of the option (in the case of a put) or equal to any appreciation in the value of the index over the strike price of the option (in the case of a call) as of the valuation date of the option. If an option which the Fund had purchased expires on the stipulated expiration date, the Fund will realize a loss in the amount of the cost of the option. If the Fund enters into a closing sale transaction, the Fund will realize a gain or loss, depending on whether the sales proceeds from the closing sale transaction are greater or less than the cost of the option. If the Fund exercises a put option on a security, it will realize a gain or loss from the sale of the underlying security, and the proceeds from such sale will be decreased by the premium originally paid. If the Fund exercises a call option on a security, the cost of the security which the Fund purchases upon exercise will be increased by the premium originally paid. The risk associated with purchasing options is limited to the premium originally paid.

2  Distributions to Shareholders

It is the present policy of the Fund to make at least one distribution annually (normally in December) of all or substantially all of its net investment income and to distribute annually all or substantially all of its net realized capital gains (reduced by available capital loss carryforwards from prior years). Distributions to shareholders are recorded on the ex-dividend date. Distributions are declared separately for each class of shares. Shareholders may reinvest income and capital gain distributions in additional shares of the same class of the Fund at the net asset value as of the ex-dividend date or, at the election of the shareholder, receive distributions in cash. The Fund distinguishes between distributions on a tax basis and a financial reporting basis. Accounting principles generally accepted in the United States of America require that only distributions in excess of tax basis earnings and profits be reported in the financial statements as a return of capital. Permanent differences between book and tax accounting relating to distributions are reclassified to paid-in capital. For tax purposes, distributions from short-term capital gains are considered to be from ordinary income.

During the year ended August 31, 2013, accumulated net realized loss was increased by $71,889, accumulated net investment loss was decreased by $715,775 and paid-in capital was decreased by $643,886 due to differences between book and tax accounting, primarily for net operating losses, investments in partnerships, distributions from real estate investment trusts and foreign currency gain (loss). These reclassifications had no effect on the net assets or net asset value per share of the Fund.

As of August 31, 2013, the components of distributable earnings (accumulated losses) and unrealized appreciation (depreciation) on a tax basis were as follows:

Capital loss carryforward	$(63,053,555)
Late year ordinary losses	$(461,984)
Net unrealized appreciation	$30,465,955

The differences between components of distributable earnings (accumulated losses) on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to wash sales and investments in partnerships.

3  Investment Adviser Fee and Other Transactions with Affiliates

The investment adviser fee is earned by Boston Management and Research (BMR), a subsidiary of EVM, as compensation for management and investment advisory services rendered to the Fund. The fee is computed at an annual rate of 0.625% of the Fund’s average daily net assets up to and including $300 million and 0.50% on average daily net assets over $300 million and is payable monthly. For the year ended August 31, 2013, the Fund’s investment adviser fee amounted to $911,585 or 0.625% of the Fund’s average daily net assets. The Fund invests its cash in Cash Reserves Fund. EVM does not currently receive a fee for advisory services provided to Cash Reserves Fund.

EVM serves as the administrator to the Fund, but receives no compensation. EVM serves as the sub-transfer agent of the Fund and receives from the transfer agent an aggregate fee based upon the actual expenses incurred by EVM in the performance of these services. For the year ended August 31, 2013, EVM earned $28,702 in sub-transfer agent fees. The Fund was informed that Eaton Vance Distributors, Inc. (EVD), an affiliate of EVM and the Fund’s principal underwriter, received $7,381 as its portion of the sales charge on sales of Class A shares for the year ended August 31, 2013. EVD also received distribution and service fees from Class A, Class B and Class C shares (see Note 4) and contingent deferred sales charges (see Note 5).

Trustees and officers of the Fund who are members of EVM’s or BMR’s organizations receive remuneration for their services to the Fund out of the investment adviser fee. Trustees of the Fund who are not affiliated with the investment adviser and administrator may elect to defer receipt of all or a

19

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Notes to Financial Statements — continued

percentage of their annual fees in accordance with the terms of the Trustees Deferred Compensation Plan. For the year ended August 31, 2013, no significant amounts have been deferred. Certain officers and Trustees of the Fund are officers of the above organizations.

4  Distribution Plans

The Fund has in effect a distribution plan for Class A shares (Class A Plan) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Class A Plan, the Fund pays EVD a distribution and service fee of 0.25% per annum of its average daily net assets attributable to Class A shares for distribution services and facilities provided to the Fund by EVD, as well as for personal services and/or the maintenance of shareholder accounts. Distribution and service fees paid or accrued to EVD for the year ended August 31, 2013 amounted to $274,722 for Class A shares.

The Fund also has in effect distribution plans for Class B shares (Class B Plan) and Class C shares (Class C Plan) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Class B and Class C Plans, the Fund pays EVD amounts equal to 0.75% per annum of its average daily net assets attributable to Class B and Class C shares for providing ongoing distribution services and facilities to the Fund. For the year ended August 31, 2013, the Fund paid or accrued to EVD $45,182 and $128,350 for Class B and Class C shares, respectively.

Pursuant to the Class B and Class C Plans, the Fund also makes payments of service fees to EVD, financial intermediaries and other persons in amounts equal to 0.25% per annum of its average daily net assets attributable to that class. Service fees paid or accrued are for personal services and/or the maintenance of shareholder accounts. They are separate and distinct from the sales commissions and distribution fees payable to EVD. Service fees paid or accrued for the year ended August 31, 2013 amounted to $15,061 and $42,783 for Class B and Class C shares, respectively.

Distribution and service fees are subject to the limitations contained in the Financial Industry Regulatory Authority’s NASD Conduct Rule 2830(d) and for Class B, are further limited to a 5% maximum sales charge as determined in accordance with such rule.

5  Contingent Deferred Sales Charges

A contingent deferred sales charge (CDSC) generally is imposed on redemptions of Class B shares made within six years of purchase and on redemptions of Class C shares made within one year of purchase. Class A shares may be subject to a 1% CDSC if redeemed within 18 months of purchase (depending on the circumstances of purchase). Generally, the CDSC is based upon the lower of the net asset value at date of redemption or date of purchase. No charge is levied on shares acquired by reinvestment of dividends or capital gain distributions. The CDSC for Class B shares is imposed at declining rates that begin at 5% in the case of redemptions in the first and second year after purchase, declining one percentage point each subsequent year. Class C shares are subject to a 1% CDSC if redeemed within one year of purchase. No CDSC is levied on shares which have been sold to EVM or its affiliates or to their respective employees or clients and may be waived under certain other limited conditions. For the year ended August 31, 2013, the Fund was informed that EVD received approximately $20,000 and $1,000 of CDSCs paid by Class B and Class C shareholders, respectively, and no CDSCs paid by Class A shareholders.

6  Purchases and Sales of Investments

Purchases and sales of investments, other than short-term obligations, aggregated $103,771,657 and $123,885,179, respectively, for the year ended August 31, 2013.

7  Shares of Beneficial Interest

The Fund’s Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares of beneficial interest (without par value). Such shares may be issued in a number of different series (such as the Fund) and classes. Transactions in Fund shares were as follows:

	Year Ended August 31,
Class A	2013	2012

Sales	588,603	674,274
Redemptions	(3,690,929)	(3,262,894)
Exchange from Class B shares	54,890	143,172

Net decrease	(3,047,436)	(2,445,448)

20

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Notes to Financial Statements — continued

	Year Ended August 31,
Class B	2013	2012

Sales	44,518	94,057
Redemptions	(176,947)	(280,743)
Exchange to Class A shares	(57,570)	(148,999)

Net decrease	(189,999)	(335,685)

	Year Ended August 31,
Class C	2013	2012

Sales	237,455	133,333
Redemptions	(644,836)	(661,512)

Net decrease	(407,381)	(528,179)

Class I	Year Ended August 31, 2013	Period Ended August 31, 2012(1)

Sales	1,632,964	406,867
Redemptions	(210,327)	(5,710)

Net increase	1,422,637	401,157

(1)	Class I commenced operations on July 18, 2012.

8  Federal Income Tax Basis of Investments

The cost and unrealized appreciation (depreciation) of investments of the Fund at August 31, 2013, as determined on a federal income tax basis, were as follows:

Aggregate cost	$124,529,990

Gross unrealized appreciation	$31,263,592
Gross unrealized depreciation	(827,374)

Net unrealized appreciation	$30,436,218

9  Financial Instruments

The Fund may trade in financial instruments with off-balance sheet risk in the normal course of its investing activities. These financial instruments may include written options and may involve, to a varying degree, elements of risk in excess of the amounts recognized for financial statement purposes. The notional or contractual amounts of these instruments represent the investment the Fund has in particular classes of financial instruments and do not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered. A summary of written options at August 31, 2013 is included in the Portfolio of Investments.

21

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Notes to Financial Statements — continued

Written options activity for the year ended August 31, 2013 was as follows:

	Number of Contracts	Premiums Received

Outstanding, beginning of year	952	$72,241
Options written	5,950	658,492
Options terminated in closing purchase transactions	(941)	(132,775)
Options exercised	(1,481)	(160,843)
Options expired	(3,316)	(321,628)

Outstanding, end of year	1,164	$115,487

At August 31, 2013, the Fund had sufficient cash and/or securities to cover commitments under these contracts.

The Fund is subject to equity price risk in the normal course of pursuing its investment objective. The Fund enters into option transactions on individual securities that it holds to generate premium income. During the year ended August 31, 2013, the Fund also entered into a combination of option transactions on an individual security to seek return and/or seek to reduce the Fund’s exposure to a decline in the stock price.

The fair value of open derivative instruments (not considered to be hedging instruments for accounting disclosure purposes) and whose primary underlying risk exposure is equity price risk at August 31, 2013 was as follows:

	Fair Value
Derivative	Asset Derivative	Liability Derivative

Written options	$—	$(98,758	)(1)

(1)	Statement of Assets and Liabilities location: Written options outstanding, at value.

The effect of derivative instruments (not considered to be hedging instruments for accounting disclosure purposes) on the Statement of Operations and whose primary underlying risk exposure is equity price risk for the year ended August 31, 2013 was as follows:

Derivative	Realized Gain (Loss) on Derivatives Recognized in Income(1)	Change in Unrealized Appreciation (Depreciation) on Derivatives Recognized in Income(2)

Purchased options	$(4,924)	$—
Written options	403,898	36,400

Total	$398,974	$36,400

(1)	Statement of Operations location: Net realized gain (loss) – Investment transactions and Written options, respectively.

(2)	Statement of Operations location: Change in unrealized appreciation (depreciation) – Investments and Written options, respectively.

The average number of purchased options contracts outstanding during the year ended August 31, 2013, which is indicative of the volume of this derivative type, was 1 contract.

10  Line of Credit

The Fund participates with other portfolios and funds managed by EVM and its affiliates in a $600 million ($750 million effective September 9, 2013) unsecured line of credit agreement with a group of banks. Borrowings are made by the Fund solely to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Interest is charged to the Fund based on its borrowings at an amount above either the Eurodollar rate or Federal Funds rate. In addition, a fee computed at an annual rate of 0.08% on the daily unused portion of the line of credit is allocated among the participating portfolios and funds at the end of each quarter. Because the line of credit is not available exclusively to the Fund, it may be unable to borrow some or all of its requested amounts at any particular time. The Fund did not have any significant borrowings or allocated fees during the year ended August 31, 2013.

22

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Notes to Financial Statements — continued

11  Securities Lending Agreement

The Fund has established a securities lending agreement with SSBT as securities lending agent in which the Fund lends portfolio securities to qualified borrowers in exchange for collateral consisting of either cash or U.S. Government securities in an amount at least equal to the market value of the securities on loan. The market value of securities loaned is determined daily and any additional required collateral is delivered to the Fund on the next business day. Cash collateral is invested in Cash Collateral Fund. The Fund earns interest on the amount invested in Cash Collateral Fund but it must pay (and at times receive from) the broker a loan rebate fee computed as a varying percentage of the collateral received. Income earned by the Fund from its investment in Cash Collateral Fund, prior to rebates and fees, for the year ended August 31, 2013 amounted to $4,430.

The Fund is subject to possible delay in the recovery of loaned securities. Pursuant to the securities lending agreement, SSBT has provided indemnification to the Fund in the event of default by a borrower with respect to a loan. The Fund bears the risk of loss with respect to the investment of cash collateral in Cash Collateral Fund.

At August 31, 2013, the value of the securities loaned and the value of the collateral received, which exceeded the value of the securities loaned, amounted to $7,250,094 and $7,480,627, respectively. The carrying amount of the liability for collateral for securities loaned at August 31, 2013 approximated its fair value. If measured at fair value, such liability would have been considered as Level 2 in the fair value hierarchy (see Note 12) at August 31, 2013.

12  Fair Value Measurements

Under generally accepted accounting principles for fair value measurements, a three-tier hierarchy to prioritize the assumptions, referred to as inputs, is used in valuation techniques to measure fair value. The three-tier hierarchy of inputs is summarized in the three broad levels listed below.

•	Level 1 – quoted prices in active markets for identical investments

•	Level 2 – other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 – significant unobservable inputs (including a fund’s own assumptions in determining the fair value of investments)

In cases where the inputs used to measure fair value fall in different levels of the fair value hierarchy, the level disclosed is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

At August 31, 2013, the hierarchy of inputs used in valuing the Fund’s investments and open derivative instruments, which are carried at value, were as follows:

Asset Description	Level 1	Level 2	Level 3	Total

Common Stocks	$146,743,231 *	$—	$—	$146,743,231
Short-Term Investments	—	8,222,977	—	8,222,977

Total Investments	$146,743,231	$8,222,977	$—	$154,966,208

Liability Description
Covered Call Options Written	$(98,758)	$—	$—	$(98,758)

Total	$(98,758)	$—	$—	$(98,758)

*	The level classification by major category of investments is the same as the category presentation in the Portfolio of Investments.

The Fund held no investments or other financial instruments as of August 31, 2012 whose fair value was determined using Level 3 inputs. At August 31, 2013, there were no investments transferred between Level 1 and Level 2 during the year then ended.

23

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Report of Independent Registered Public Accounting Firm

To the Trustees of Eaton Vance Growth Trust and Shareholders of Eaton Vance Multi-Cap Growth Fund:

We have audited the accompanying statement of assets and liabilities of Eaton Vance Multi-Cap Growth Fund (the “Fund”) (one of the funds constituting Eaton Vance Growth Trust), including the portfolio of investments, as of August 31, 2013, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of August 31, 2013, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Eaton Vance Multi-Cap Growth Fund as of August 31, 2013, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

October 17, 2013

24

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Federal Tax Information (Unaudited)

Shareholders are advised to consult their own tax adviser with respect to the tax consequences of their investment in the Fund.

25

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

 Board of Trustees’ Contract Approval

 Overview of the Contract Review Process

The Investment Company Act of 1940, as amended (the “1940 Act”), provides, in substance, that each investment advisory agreement between a fund and its investment adviser will continue in effect from year to year only if its continuation is approved at least annually by the fund’s board of trustees, including by a vote of a majority of the trustees who are not “interested persons” of the fund (“Independent Trustees”), cast in person at a meeting called for the purpose of considering such approval.

At a meeting of the Boards of Trustees (each a “Board”) of the Eaton Vance group of mutual funds (the “Eaton Vance Funds”) held on April 23, 2013, the Board, including a majority of the Independent Trustees, voted to approve continuation of existing advisory and sub-advisory agreements for the Eaton Vance Funds for an additional one-year period. In voting its approval, the Board relied upon the affirmative recommendation of the Contract Review Committee of the Board, which is a committee comprised exclusively of Independent Trustees. Prior to making its recommendation, the Contract Review Committee reviewed information furnished by each adviser to the Eaton Vance Funds (including information specifically requested by the Board) for a series of meetings of the Contract Review Committee held between February and April 2013, as well as information considered during prior meetings of the committee. Such information included, among other things, the following:

Information about Fees, Performance and Expenses

•	An independent report comparing the advisory and related fees paid by each fund with fees paid by comparable funds;

•	An independent report comparing each fund’s total expense ratio and its components to comparable funds;

•

An independent report comparing the investment performance of each fund (including, where relevant, yield data, Sharpe ratios and information ratios) to the investment performance of comparable funds over various time periods;

•	Data regarding investment performance in comparison to benchmark indices and customized peer groups, in each case as approved by the Board with respect to the funds;

•

For each fund, comparative information concerning the fees charged and the services provided by each adviser in managing other accounts (including mutual funds, other collective investment funds and institutional accounts) using investment strategies and techniques similar to those used in managing such fund;

•	Profitability analyses for each adviser with respect to each fund;

Information about Portfolio Management and Trading

•	Descriptions of the investment management services provided to each fund, including the investment strategies and processes employed, and any changes in portfolio management processes and personnel;

•

Information about the allocation of brokerage and the benefits received by each adviser as a result of brokerage allocation, including information concerning the acquisition of research through client commission arrangements and the fund’s policies with respect to “soft dollar” arrangements;

•	Data relating to portfolio turnover rates of each fund;

•	The procedures and processes used to determine the fair value of fund assets and actions taken to monitor and test the effectiveness of such procedures and processes;

•	Information about each adviser’s processes for monitoring best execution of portfolio transactions, and other policies and practices of each adviser with respect to trading;

Information about each Adviser

•	Reports detailing the financial results and condition of each adviser;

•

Descriptions of the qualifications, education and experience of the individual investment professionals whose responsibilities include portfolio management and investment research for the funds, and information relating to their compensation and responsibilities with respect to managing other mutual funds and investment accounts;

•	Copies of the Codes of Ethics of each adviser and its affiliates, together with information relating to compliance with and the administration of such codes;

•	Copies of or descriptions of each adviser’s policies and procedures relating to proxy voting, the handling of corporate actions and class actions;

•

Information concerning the resources devoted to compliance efforts undertaken by each adviser and its affiliates on behalf of the funds (including descriptions of various compliance programs) and their record of compliance with investment policies and restrictions, including policies with respect to market-timing, late trading and selective portfolio disclosure, and with policies on personal securities transactions;

•	Descriptions of the business continuity and disaster recovery plans of each adviser and its affiliates;

•

A description of Eaton Vance Management’s procedures for overseeing third party advisers and sub-advisers, including with respect to regulatory and compliance issues, investment management and other matters;

Other Relevant Information

•	Information concerning the nature, cost and character of the administrative and other non-investment management services provided by Eaton Vance Management and its affiliates;

•	Information concerning management of the relationship with the custodian, subcustodians and fund accountants by each adviser or the funds’ administrator; and

•	The terms of each advisory agreement.

26

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

 Board of Trustees’ Contract Approval — continued

In addition to the information identified above, the Contract Review Committee considered information provided from time to time by each adviser throughout the year at meetings of the Board and its committees. Over the course of the twelve-month period ended April 30, 2013, with respect to one or more funds, the Board met eight times and the Contract Review Committee, the Audit Committee, the Governance Committee, the Portfolio Management Committee and the Compliance Reports and Regulatory Matters Committee, each of which is a Committee comprised solely of Independent Trustees, met eight, twenty-one, five, nine and thirteen times respectively. At such meetings, the Trustees participated in investment and performance reviews with the portfolio managers and other investment professionals of each adviser relating to each fund. The Board and its Committees considered the investment and trading strategies used in pursuing each fund’s investment objective, including, where relevant, the use of derivative instruments, as well as processes for monitoring best execution of portfolio transactions and risk management techniques. The Board and its Committees also evaluated issues pertaining to industry and regulatory developments, compliance procedures, fund governance and other issues with respect to the funds, and received and participated in reports and presentations provided by Eaton Vance Management and other fund advisers with respect to such matters.

For funds that invest through one or more underlying portfolios, the Board considered similar information about the portfolio(s) when considering the approval of advisory agreements. In addition, in cases where the fund’s investment adviser has engaged a sub-adviser, the Board considered similar information about the sub-adviser when considering the approval of any sub-advisory agreement.

The Contract Review Committee was assisted throughout the contract review process by Goodwin Procter LLP, legal counsel for the Independent Trustees. The members of the Contract Review Committee relied upon the advice of such counsel and their own business judgment in determining the material factors to be considered in evaluating each advisory and sub-advisory agreement and the weight to be given to each such factor. The conclusions reached with respect to each advisory and sub-advisory agreement were based on a comprehensive evaluation of all the information provided and not any single factor. Moreover, each member of the Contract Review Committee may have placed varying emphasis on particular factors in reaching conclusions with respect to each advisory and sub-advisory agreement.

Results of the Process

Based on its consideration of the foregoing, and such other information as it deemed relevant, including the factors and conclusions described below, the Contract Review Committee concluded that the continuation of the investment advisory agreement of Eaton Vance Multi-Cap Growth Fund (the “Fund”) with Boston Management and Research (the “Adviser”), including its fee structure, is in the interests of shareholders and, therefore, the Contract Review Committee recommended to the Board approval of the agreement. The Board accepted the recommendation of the Contract Review Committee as well as the factors considered and conclusions reached by the Contract Review Committee with respect to the agreement. Accordingly, the Board, including a majority of the Independent Trustees, voted to approve continuation of the investment advisory agreement for the Fund.

Nature, Extent and Quality of Services

In considering whether to approve the investment advisory agreement of the Fund, the Board evaluated the nature, extent and quality of services provided to the Fund by the Adviser.

The Board considered the Adviser’s management capabilities and investment process with respect to the types of investments held by the Fund, including the education, experience and number of its investment professionals and other personnel who provide portfolio management, investment research, and similar services to the Fund. The Board specifically noted that the Adviser has devoted extensive resources to in-house equity research and also draws upon independent research available from third-party sources. The Board also took into account the resources dedicated to portfolio management and other services, including the compensation methods of the Adviser to recruit and retain investment personnel, and the time and attention devoted to the Fund by senior management.

The Board reviewed the compliance programs of the Adviser and relevant affiliates thereof. Among other matters, the Board considered compliance and reporting matters relating to personal trading by investment personnel, selective disclosure of portfolio holdings, late trading, frequent trading, portfolio valuation, business continuity and the allocation of investment opportunities. The Board also evaluated the responses of the Adviser and its affiliates to requests in recent years from regulatory authorities such as the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

The Board considered shareholder and other administrative services provided or managed by Eaton Vance Management and its affiliates, including transfer agency and accounting services. The Board evaluated the benefits to shareholders of investing in a fund that is a part of a large family of funds, including the ability, in many cases, to exchange an investment among different funds without incurring additional sales charges.

After consideration of the foregoing factors, among others, the Board concluded that the nature, extent and quality of services provided by the Adviser, taken as a whole, are appropriate and consistent with the terms of the investment advisory agreement.

Fund Performance

The Board compared the Fund’s investment performance to a relevant universe of similarly managed funds identified by an independent data provider and appropriate benchmark indices. The Board reviewed comparative performance data for the one-, three-, five- and ten-year periods ended September 30, 2012 for the Fund. In considering the Fund’s longer term underperformance, the Board noted that the Fund’s performance had improved relative to its

27

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Board of Trustees’ Contract Approval — continued

peers in recent periods. On the basis of the foregoing and other relevant information provided by the Adviser in response to inquiries from the Contract Review Committee, the Board concluded that the performance of the Fund was satisfactory.

Management Fees and Expenses

The Board reviewed contractual investment advisory fee rates payable by the Fund (referred to as “management fees”). As part of its review, the Board considered the management fees and the Fund’s total expense ratio for the year ended September 30, 2012, as compared to a group of similarly managed funds selected by an independent data provider. The Board also considered factors that had an impact on Fund expense ratios, as identified by management in response to inquiries from the Contract Review Committee, as well as actions taken by management in recent years to reduce expenses at the Eaton Vance fund complex level, including the negotiation of reduced fees for transfer agency and custody services.

After reviewing the foregoing information, and in light of the nature, extent and quality of the services provided by the Adviser, the Board concluded that the management fees charged for advisory and related services are reasonable.

Profitability

The Board reviewed the level of profits realized by the Adviser and relevant affiliates thereof in providing investment advisory and administrative services to the Fund and to all Eaton Vance Funds as a group. The Board considered the level of profits realized without regard to revenue sharing or other payments by the Adviser and its affiliates to third parties in respect of distribution services. The Board also considered other direct or indirect benefits received by the Adviser and its affiliates in connection with their relationships with the Fund, including the benefits of research services that may be available to the Adviser as a result of securities transactions effected for the Fund and other investment advisory clients.

The Board concluded that, in light of the foregoing factors and the nature, extent and quality of the services rendered, the profits realized by the Adviser and its affiliates are reasonable.

Economies of Scale

In reviewing management fees and profitability, the Board also considered the extent to which the Adviser and its affiliates, on the one hand, and the Fund, on the other hand, can expect to realize benefits from economies of scale as the assets of the Fund increase. The Board acknowledged the difficulty in accurately measuring the benefits resulting from the economies of scale with respect to the management of any specific fund or group of funds. The Board reviewed data summarizing the increases and decreases in the assets of the Fund and of all Eaton Vance Funds as a group over various time periods, and evaluated the extent to which the total expense ratio of the Fund and the profitability of the Adviser and its affiliates may have been affected by such increases or decreases. Based upon the foregoing, the Board concluded that the Fund currently shares in the benefits from economies of scale. The Board also concluded that, assuming reasonably foreseeable increases in the assets of the Fund, the structure of the advisory fee, which includes breakpoints at several asset levels, will allow the Fund to continue to benefit from economies of scale in the future.

28

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Management and Organization

Fund Management.  The Trustees of Eaton Vance Growth Trust (the Trust) are responsible for the overall management and supervision of the Trust’s affairs. The Trustees and officers of the Trust are listed below. Except as indicated, each individual has held the office shown or other offices in the same company for the last five years. Trustees and officers of the Trust hold indefinite terms of office. The “Noninterested Trustees” consist of those Trustees who are not “interested persons” of the Trust, as that term is defined under the 1940 Act. The business address of each Trustee and officer is Two International Place, Boston, Massachusetts 02110. As used below, “EVC” refers to Eaton Vance Corp., “EV” refers to Eaton Vance, Inc., “EVM” refers to Eaton Vance Management, “BMR” refers to Boston Management and Research and “EVD” refers to Eaton Vance Distributors, Inc. EVC and EV are the corporate parent and trustee, respectively, of EVM and BMR. EVD is the Fund’s principal underwriter and a wholly-owned subsidiary of EVC. Each officer affiliated with Eaton Vance may hold a position with other Eaton Vance affiliates that is comparable to his or her position with EVM listed below. Each Trustee oversees 189 portfolios in the Eaton Vance Complex (including all master and feeder funds in a master feeder structure). Each officer serves as an officer of certain other Eaton Vance funds. Each Trustee and officer serves until his or her successor is elected.

Name and Year of Birth	Position(s) with the Trust	Length of Service	Principal Occupation(s) and Directorships During Past Five Years and Other Relevant Experience
Interested Trustee

Thomas E. Faust Jr. 1958	Trustee	Since 2007

Chairman, Chief Executive Officer and President of EVC, Director and President of EV, Chief Executive Officer and President of EVM and BMR, and Director of EVD. Trustee and/or officer of 189 registered investment companies. Mr. Faust is an interested person because of his positions with EVM, BMR, EVD, EVC and EV, which are affiliates of the Trust.

Directorships in the Last Five Years.(1) Director of EVC and Hexavest Inc.

Noninterested Trustees

Scott E. Eston 1956	Trustee	Since 2011

Private investor. Formerly held various positions at Grantham, Mayo, Van Otterloo and Co., L.L.C. (investment management firm) (1997-2009), including Chief Operating Officer (2002-2009), Chief Financial Officer (1997-2009) and Chairman of the Executive Committee (2002-2008); President and Principal Executive Officer, GMO Trust (open-end registered investment company) (2006-2009). Former Partner, Coopers and Lybrand L.L.P. (now PricewaterhouseCoopers) (public accounting firm) (1987-1997).

Directorships in the Last Five Years. None.

Benjamin C. Esty 1963	Trustee	Since 2005	Roy and Elizabeth Simmons Professor of Business Administration and Finance Unit Head, Harvard University Graduate School of Business Administration. Directorships in the Last Five Years.(1) None.

Allen R. Freedman 1940	Trustee	Since 2007

Private Investor. Former Chairman (2002-2004) and a Director (1983-2004) of Systems & Computer Technology Corp. (provider of software to higher education). Formerly, a Director of Loring Ward International (fund distributor) (2005-2007). Former Chairman and a Director of Indus International, Inc. (provider of enterprise management software to the power generating industry) (2005-2007). Former Chief Executive Officer of Assurant, Inc. (insurance provider) (1979-2000).

Directorships in the Last Five Years.(1) Director of Stonemor Partners, L.P. (owner and operator of cemeteries). Formerly, Director of Assurant, Inc. (insurance provider) (1979-2011).

William H. Park 1947	Trustee	Since 2003

Consultant and private investor. Formerly, Chief Financial Officer, Aveon Group L.P. (investment management firm) (2010-2011). Formerly, Vice Chairman, Commercial Industrial Finance Corp. (specialty finance company) (2006-2010). Formerly, President and Chief Executive Officer, Prizm Capital Management, LLC (investment management firm) (2002-2005). Formerly, Executive Vice President and Chief Financial Officer, United Asset Management Corporation (investment management firm) (1982-2001). Formerly, Senior Manager, Price Waterhouse (now PricewaterhouseCoopers) (an independent registered public accounting firm) (1972-1981).

Directorships in the Last Five Years.(1) None.

Ronald A. Pearlman 1940	Trustee	Since 2003

Professor of Law, Georgetown University Law Center. Formerly, Deputy Assistant Secretary (Tax Policy) and Assistant Secretary (Tax Policy), U.S. Department of the Treasury (1983-1985). Formerly, Chief of Staff, Joint Committee on Taxation, U.S. Congress (1988-1990).

Directorships in the Last Five Years.(1) None.

29

Eaton Vance

Multi-Cap Growth Fund

August 31, 2013

Management and Organization — continued

Name and Year of Birth	Position(s) with the Trust	Length of Service	Principal Occupation(s) and Directorships During Past Five Years and Other Relevant Experience
Noninterested Trustees (continued)

Helen Frame Peters 1948	Trustee	Since 2008

Professor of Finance, Carroll School of Management, Boston College. Formerly, Dean, Carroll School of Management, Boston College (2000-2002). Formerly, Chief Investment Officer, Fixed Income, Scudder Kemper Investments (investment management firm) (1998-1999). Formerly, Chief Investment Officer, Equity and Fixed Income, Colonial Management Associates (investment management firm) (1991-1998).

Directorships in the Last Five Years.(1) Formerly, Director of BJ’s Wholesale Club, Inc. (wholesale club retailer) (2004-2011). Formerly, Trustee of SPDR Index Shares Funds and SPDR Series Trust (exchange traded funds) (2000-2009). Formerly, Director of Federal Home Loan Bank of Boston (a bank for banks) (2007-2009).

Lynn A. Stout 1957	Trustee	Since 1998

Distinguished Professor of Corporate and Business Law, Jack G. Clarke Business Law Institute, Cornell University Law School. Formerly, the Paul Hastings Professor of Corporate and Securities Law (2006-2012) and Professor of Law (2001-2006), University of California at Los Angeles School of Law.

Directorships in the Last Five Years.(1) None.

Harriett Tee Taggart 1948	Trustee	Since 2011

Managing Director, Taggart Associates (a professional practice firm). Formerly, Partner and Senior Vice President, Wellington Management Company, LLP (investment management firm) (1983-2006).

Directorships in the Last Five Years. Director of Albemarle Corporation (chemicals manufacturer) (since 2007) and The Hanover Group (specialty property and casualty insurance company) (since 2009). Formerly, Director of Lubrizol Corporation (specialty chemicals) (2007-2011).

Ralph F. Verni 1943	Chairman of the Board and Trustee	Chairman of the Board since 2007 and Trustee since 2005

Consultant and private investor. Formerly, Chief Investment Officer (1982-1992), Chief Financial Officer (1988-1990) and Director (1982-1992), New England Life. Formerly, Chairperson, New England Mutual Funds (1982-1992). Formerly, President and Chief Executive Officer, State Street Management & Research (1992-2000). Formerly, Chairperson, State Street Research Mutual Funds (1992-2000). Formerly, Director, W.P. Carey, LLC (1998-2004) and First Pioneer Farm Credit Corp. (2002-2006).

Directorships in the Last Five Years.(1) None.

Principal Officers who are not Trustees
Name and Year of Birth	Position(s) with the Trust	Length of Service	Principal Occupation(s) During Past Five Years
Payson F. Swaffield(2) 1956	President	Since 2013	Vice President and Chief Income Investment Officer of EVM and BMR.

Maureen A. Gemma 1960	Vice President, Secretary and Chief Legal Officer	Vice President since 2011, Secretary since 2007 and Chief Legal Officer since 2008	Vice President of EVM and BMR.

James F. Kirchner(3) 1967	Treasurer	Since 2013	Vice President of EVM and BMR.

Paul M. O’Neil 1953	Chief Compliance Officer	Since 2004	Vice President of EVM and BMR.

(1)

During their respective tenures, the Trustees (except Mr. Eston and Ms. Taggart) also served as Board members of one or more of the following Eaton Vance funds (which operated in the years noted): Eaton Vance Credit Opportunities Fund (launched in 2005 and terminated in 2010); Eaton Vance Insured Florida Plus Municipal Bond Fund (launched in 2002 and terminated in 2009); and Eaton Vance National Municipal Income Trust (launched in 1998 and terminated in 2009).

(2)	Effective October 1, 2013, Mr. Swaffield was elected President of the Trust.

(3)	Prior to 2013, Mr. Kirchner served as Assistant Treasurer of the Trust since 2007.

The SAI for the Fund includes additional information about the Trustees and officers of the Fund and can be obtained without charge on Eaton Vance’s website at www.eatonvance.com or by calling 1-800-262-1122.

30

Eaton Vance Funds

IMPORTANT NOTICES

Privacy.  The Eaton Vance organization is committed to ensuring your financial privacy. Each of the financial institutions identified below has in effect the following policy (“Privacy Policy”) with respect to nonpublic personal information about its customers:

•

Only such information received from you, through application forms or otherwise, and information about your Eaton Vance fund transactions will be collected. This may include information such as name, address, social security number, tax status, account balances and transactions.

•

None of such information about you (or former customers) will be disclosed to anyone, except as permitted by law (which includes disclosure to employees necessary to service your account). In the normal course of servicing a customer’s account, Eaton Vance may share information with unaffiliated third parties that perform various required services such as transfer agents, custodians and broker-dealers.

•	Policies and procedures (including physical, electronic and procedural safeguards) are in place that are designed to protect the confidentiality of such information.

•

We reserve the right to change our Privacy Policy at any time upon proper notification to you. Customers may want to review our Privacy Policy periodically for changes by accessing the link on our homepage: www.eatonvance.com.

Our pledge of privacy applies to the following entities within the Eaton Vance organization: the Eaton Vance Family of Funds, Eaton Vance Management, Eaton Vance Investment Counsel, Eaton Vance Distributors, Inc., Eaton Vance Trust Company, Eaton Vance Management’s Real Estate Investment Group and Boston Management and Research. In addition, our Privacy Policy applies only to those Eaton Vance customers who are individuals and who have a direct relationship with us. If a customer’s account (i.e., fund shares) is held in the name of a third-party financial advisor/broker-dealer, it is likely that only such advisor’s privacy policies apply to the customer. This notice supersedes all previously issued privacy disclosures. For more information about Eaton Vance’s Privacy Policy, please call 1-800-262-1122.

Delivery of Shareholder Documents.  The Securities and Exchange Commission (SEC) permits funds to deliver only one copy of shareholder documents, including prospectuses, proxy statements and shareholder reports, to fund investors with multiple accounts at the same residential or post office box address. This practice is often called “householding” and it helps eliminate duplicate mailings to shareholders. Eaton Vance, or your financial advisor, may household the mailing of your documents indefinitely unless you instruct Eaton Vance, or your financial advisor, otherwise. If you would prefer that your Eaton Vance documents not be householded, please contact Eaton Vance at 1-800-262-1122, or contact your financial advisor. Your instructions that householding not apply to delivery of your Eaton Vance documents will be effective within 30 days of receipt by Eaton Vance or your financial advisor.

Portfolio Holdings.  Each Eaton Vance Fund and its underlying Portfolio(s) (if applicable) will file a schedule of portfolio holdings on Form N-Q with the SEC for the first and third quarters of each fiscal year. The Form N-Q will be available on the Eaton Vance website at www.eatonvance.com, by calling Eaton Vance at 1-800-262-1122 or in the EDGAR database on the SEC’s website at www.sec.gov. Form N-Q may also be reviewed and copied at the SEC’s public reference room in Washington, D.C. (call 1-800-732-0330 for information on the operation of the public reference room).

Proxy Voting.  From time to time, funds are required to vote proxies related to the securities held by the funds. The Eaton Vance Funds or their underlying Portfolios (if applicable) vote proxies according to a set of policies and procedures approved by the Funds’ and Portfolios’ Boards. You may obtain a description of these policies and procedures and information on how the Funds or Portfolios voted proxies relating to portfolio securities during the most recent 12-month period ended June 30, without charge, upon request, by calling 1-800-262-1122 and by accessing the SEC’s website at www.sec.gov.

31

This Page Intentionally Left Blank

Investment Adviser

Boston Management and Research

Two International Place

Boston, MA 02110

Administrator

Eaton Vance Management

Two International Place

Boston, MA 02110

Principal Underwriter*

Eaton Vance Distributors, Inc.

Two International Place

Boston, MA 02110

(617) 482-8260

Custodian

State Street Bank and Trust Company

200 Clarendon Street

Boston, MA 02116

Transfer Agent

BNY Mellon Investment Servicing (US) Inc.

Attn: Eaton Vance Funds

P.O. Box 9653

Providence, RI 02940-9653

(800) 262-1122

Independent Registered Public Accounting Firm

Deloitte & Touche LLP

200 Berkeley Street

Boston, MA 02116-5022

Fund Offices

Two International Place

Boston, MA 02110

*

FINRA BrokerCheck.  Investors may check the background of their Investment Professional by contacting the Financial Industry Regulatory Authority (FINRA). FINRA BrokerCheck is a free tool to help investors check the professional background of current and former FINRA-registered securities firms and brokers. FINRA BrokerCheck is available by calling 1-800-289-9999 and at www.FINRA.org. The FINRA BrokerCheck brochure describing this program is available to investors at www.FINRA.org.

444-10/13	GFSRC